Exhibit 10.6

EXECUTION COPY

SEPARATION AGREEMENT AND MUTUAL RELEASE

This Separation Agreement and Mutual Release (the “Agreement”), is made as of July 28, 2020, by and between KLX Energy Services Holdings, Inc., a Delaware corporation (the “Company”) and Heather Floyd (“Employee”), for the purpose of memorializing the terms and conditions of the Employee’s departure from the Company’s employment.

Now, therefore, in consideration of the mutual promises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.            Termination; Employment Agreement; Restricted Stock; Severance. Employee’s employment with the Company and its subsidiaries will terminate, effective July 28, 2020 (the “Separation Date”). Upon such termination, Employee and the Company shall each have those respective surviving rights, obligations and liabilities described in that certain Employment Agreement, dated as of October 9, 2018, by and between Employee and the Company (the “Employment Agreement”), except as modified herein. Effective as of the Separation Date, Employee hereby resigns all of Employee’s positions with the Company and its affiliates listed on Exhibit A attached hereto, and will execute such additional instruments and other documents as the Company reasonably requests from time to time to evidence the forgoing. Promptly following the Separation Date, Employee shall be paid Employee’s earned and unpaid base salary through the Separation Date, accrued and unused vacation and paid time off through the Separation Date in accordance with Company policy, and any other vested, accrued and unpaid benefits to which Employee is legally entitled pursuant to the terms of any Company benefit plan or policy then in effect. In further consideration for Employee’s execution and non-revocation of this Agreement, Employee’s continued compliance with Employee’s post-termination obligations described herein and any that may be in the Employment Agreement, and the other promises contained herein, as well as in reliance of the promises and requirements of Company, Employee will receive severance benefits consisting of the following:

(a)            A lump-sum payment equal to $1,152,852.27, payable on the Company’s next regularly scheduled payroll date following the Effective Date (as defined below), but in all events within twenty-five (25) days following the Effective Date, which the parties agree is equal to the “Termination Amount” (as defined in the Employment Agreement);

(b)            Employee was previously granted restricted shares of common stock of the Company (the “Restricted Shares”), subject to the terms and conditions of one or more restricted stock award agreements, by and between Employee and the Company (collectively, the “Restricted Stock Agreement”) and the KLX Energy Services Holdings, Inc. Long-Term Incentive Plan (the “Plan”). As of the Separation Date, 52,137 of such Restricted Shares remain unvested. In consideration for Employee’s execution and non-revocation of this Agreement, notwithstanding anything to the contrary in the Restricted Stock Agreement or Plan, on the Effective Date, such 52,137 Restricted Shares (the “Accelerated Shares”) will become fully vested and no longer be subject to cancellation pursuant to Section 4 of the Restricted Stock Agreement or the transfer restrictions set forth in Section 5 of the Restricted Stock Agreement;

(c)            Twelve months of Company-paid customary and market outplacement services for a period of twelve (12) months, or until Employee obtains substantially comparable employment, whichever is shorter, to commence on the Effective Date; and

(d)            Such health and welfare benefit continuation, in accordance with the terms and conditions as described in Section 4(g) of the Employment Agreement.

2.            Non-Released Claims.

(a)            Employee Non-Released Claims. It is explicitly agreed, understood and intended that the general release of claims provided for in this Agreement shall not include or constitute a waiver of the Company’s, its agents’, representatives or designees’, obligations to Employee (i) that arise out of or from Employee’s severance payment or other benefits as described above or the treatment of Employee’s Restricted Shares as provided above, (ii) that are specified in the Employment Agreement as surviving the termination of Employee’s employment, (iii) that arise out of or from respondeat superior principles, (iv) for claims for indemnification and defense under any organizational documents, agreement, insurance policy, or at law or in equity concerning either the Company, its subsidiaries, affiliates, directors, officers or employees, (v) concerning any deferred compensation plan, 401(k) plan, equity plan or retirement plan, (vi) that arise out of or from Employee’s engagement by the Company as a consultant after the Separation Date, including in connection with that certain Independent Contractor Services Agreement, by and between the KLX Energy Services LLC and Employee, dated July 28, 2020, (vii) any claims that arise after the Effective Date, (viii) any claims to enforce this Agreement and (ix) any claims not waivable under applicable law (collectively, the “Employee Non-Released Company Claims”).

(b)            Company Non-Released Claims. It is explicitly agreed, understood and intended that the general release of claims provided for in this Agreement shall not include or constitute a waiver of (i) the Employee’s obligations to the Company concerning the Company’s confidential information and proprietary rights that survive Employee’s termination of employment, including those specified in that certain Proprietary Rights Agreement, dated as of August 14, 2019, by and between Employee and the Company (the “Proprietary Rights Agreement”) (ii) any claim of the Company for fraud based on willful and intentional acts or omissions of Employee, other than those taken in good faith and in a manner that Employee believed to be in or not opposed to the interests of the Company, proximately causing a financial restatement by the Company, (iii)  any claims arising in connection with Employee’s engagement by the Company as a consultant after the Separation Date, including in connection with that certain Independent Contractor Services Agreement, by and between the KLX Energy Services LLC and Employee, dated July 28, 2020, (iv) any claims that arise after the Effective Date, (v) any claims to enforce this Agreement and (vi) any claims not waivable by the Company under applicable law (collectively, the “Company Non-Released Employee Claims”).

3.            General Release in Favor of the Company. Employee, for herself and for her heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasers”), hereby forever releases and discharges the Company, its Board of Directors, and any of its past, present, or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns, and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns (whether acting as agents for the Company or in their individual capacities) (collectively, the “Releasees”) from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), whether known or unknown, by reason of any act, omission, transaction or occurrence which Releasers ever had, now have or hereafter can, shall or may have against Releasees up to and including the date of the execution of this Agreement, except for the Employee Non-Released Company Claims. Without limiting the generality of the foregoing, Releasers hereby release and discharge Releasees from:

(a)            any and all claims for backpay, frontpay, minimum wages, overtime compensation, bonus payments, benefits, reimbursement for expenses, or compensation of any kind (or the value thereof), and/or for liquidated damages or punitive damages (under any applicable statute or at common law);

(b)            any and all claims relating to Employee’s employment by the Company, the terms and conditions of such employment, employee benefits related to Employee’s employment, the termination of Employee’s employment, and/or any of the events relating directly or indirectly to or surrounding such termination;

(c)            any and all claims of discrimination, harassment, whistle blowing or retaliation in employment (whether based on federal, state or local law, statutory or decisional), including without limitation, all claims under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Florida Civil Rights Act of 1992, the Florida Whistle-Blower Law (Fla. Stat. § 448.101 et seq.), the Florida Equal Pay Act, and waivable rights under the Florida Constitution;

(d)            any and all claims under any contract, whether express or implied;

(e)            any and all claims for unintentional or intentional torts, for emotional distress and for pain and suffering;

(f)            any and all claims for violation of any statutory or administrative rules, regulations or codes;

(g)           except as otherwise set forth herein, any and all claims for attorneys’ fees, costs, disbursements, wages, bonuses, benefits, vacation and/or the like;

which Releasers ever had, now have or hereafter can, shall or may have against Releasees for, upon or by reason of any act, omission, transaction or occurrence up to and including the date of the execution of this Agreement, except for the Employee Non-Released Company Claims.

4.            General Release in Favor of Employee. The Releasees, and each of them, hereby release Releasers, and each of them, from all claims or causes of action whatsoever, known or unknown, including any and all claims of the common law of the State of Florida, including but not limited to breach of contract (whether written or oral), promissory estoppel, defamation, unjust enrichment, or claims for attorneys’ fees and costs, and all claims which were alleged or could have been alleged against the Employee which arose from the beginning of the world to the date of this Agreement, except for the Company Non-Released Employee Claims.

5.            Non-Disparagement. The parties agree that they will not (a) disparage or encourage or induce others to disparage the other party (including, without limitation, the Releasees and the Releasers), or (b) engage in any conduct or induce any other person to engage in any conduct (including, without limitation, making any negative or derogatory statements or writings) that is any way injurious to the reputation and interests of any party, Releasee or Releaser.

6.            Covenants not to Sue.

(a)            Employee Covenant not to Sue. Employee represents and warrants that to date, she has not filed any lawsuit, action, complaint or charge of any kind with any federal, state, or county court or administrative or public agency against the Company or any other Releasee. Without in any way limiting the generality of the foregoing, Employee hereby covenants not to sue or to assert, prosecute, or maintain, directly or indirectly, in any form, any claim or cause of action against any person or entity being released pursuant to this Agreement with respect to any matter, cause, omission, act, or thing whatsoever, occurring in whole or in part on or at any time prior to the date of this Agreement, except for the Employee Non-Released Company Claims. Employee agrees that she will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right waived in this Agreement.

(b)            Company Covenant not to Sue. The Company represents and warrants that to date, it has not filed any lawsuit, action, complaint or charge of any kind with any federal, state, or county court or administrative or public agency against Employee or any other Releaser. Without in any way limiting the generality of the foregoing, the Company hereby covenants not to sue or to assert, prosecute, or maintain, directly or indirectly, in any form, any claim or cause of action against any person or entity being released pursuant to this Agreement with respect to any matter, cause, omission, act, or thing whatsoever, occurring in whole or in part on or at any time prior to the date of this Agreement, except for the Company Non-Released Employee Claims. The Company agrees that it will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right waived in this Agreement.

7.            No Admission. The making of this Agreement is not intended, and shall not be construed, as an admission that the Company or any of the Releasees has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrongdoing whatsoever.

8.            Effectiveness. This Agreement shall not become effective until the eighth day following Employee’s signing of this Agreement (“Effective Date”) and Employee may at any time prior to the Effective Date revoke this Agreement by giving notice in writing of such revocation to:

KLX Energy Services Holdings, Inc.

1300 Corporate Center Way

Wellington, FL 33414

Attn: General Counsel

or via email with acknowledgement of receipt to: maxb@qesinc.com (attn: General Counsel, 1300 Corporate Center Way, Wellington, FL 33414). In the event that Employee revokes this Agreement prior to the eighth day after her execution thereof, this Agreement, and the promises contained herein, shall automatically be deemed null and void.

9.            Employee Acknowledgement. Employee acknowledges that she has been advised in writing to consult with an attorney before signing this Agreement, and that Employee has been afforded the opportunity to consider the terms of this Agreement for forty-five (45) days prior to its execution. Employee acknowledges that, in the event that Employee and the Company do not execute this Agreement on or prior to the forty-sixth (46th) day after the date of this Agreement, this Agreement shall become null and void. Employee further acknowledges that she has read this Agreement in its entirety, that she fully understands all of its terms and their significance, that she has signed it voluntarily and of Employee’s own free will, and that Employee intends to abide by its provisions without exception.

10.            Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect, however, the remaining provisions shall be enforced to the maximum extent possible.

11.            Entire Agreement. This Agreement, the Restricted Stock Agreement, the Proprietary Rights Agreement and the Employment Agreement, taken together, constitute the complete understanding between the parties and supersedes all such prior agreements between the parties and may not be changed orally. Employee acknowledges that neither the Company nor any representative of the Company has made any representation or promises to Employee other than as set forth herein or therein. No other promises or agreements shall be binding unless in writing and signed by the parties.

12.          General Provisions.

(a)            Governing Law; Jurisdiction; Venue. Notwithstanding any other agreement to the contrary, this Agreement shall be enforced, governed and interpreted by the laws of the State of Florida without regard to Florida’s conflict of laws principles. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in a court of competent jurisdiction in the State of Florida in Palm Beach County. Each party consents to the jurisdiction of such Florida court in any such civil action or legal proceeding and waives any objection to the laying of venue in such Florida court.

(b)            Prevailing Party. In the event of any litigation, dispute or contest arising from a breach of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred in connection with such litigation, dispute or contest, including without limitation, reasonable attorneys’ fees, disbursement and costs, and experts’ fees and costs.

(c)            Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument.

(d)            Binding Effect. This Agreement is binding upon, and shall inure to the benefit of, the parties, the Releasers and the Releasees and their respective heirs, executors, administrators, successors and assigns.

(e)            Interpretation. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption that the provisions hereof shall be more strictly construed against one party who prepared the Agreement, it being agreed that all parties have participated in the preparation of all provisions of this Agreement.

(f)            Defense of Trade Secrets Act. Notwithstanding anything to the contrary in this Agreement or otherwise, Employee understands and acknowledges that the Company has informed Employee that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for (i) the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or (ii) the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Additionally, notwithstanding anything to the contrary in this Agreement or otherwise, Employee understands and acknowledges that the Company has informed Employee that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to a court order.

(g)            Whistleblowing. Nothing in this Agreement or any other agreement between Employee and the Company shall be interpreted to limit or interfere with Employee’s right to report good faith suspected violations of law to applicable government agencies, including the Equal Employment Opportunity Commission, National Labor Relation Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other applicable federal, state or local governmental agency, in accordance with the provisions of any “whistleblower” or similar provisions of local, state or federal law. Employee may report such suspected violations of law, even if such action would require Employee to share the Company’s proprietary information or trade secrets with the government agency, provided that any such information is protected to the maximum extent permissible and any such information constituting trade secrets is filed only under seal in connection with any court proceeding. Lastly, nothing in this Agreement or any other agreement between Employee and the Company will be interpreted to prohibit Employee from collecting any financial incentives in connection with making such reports or require Employee to notify or obtain approval by the Company prior to making such reports to a government agency.

(h)            No Mitigation. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Employee as a result of subsequent employment.

(i)            Older Workers Benefit Protection Act. Employee acknowledges that Employee has been provided with Schedule I attached hereto summarizing (i) any class, unit or group of individuals terminated under the same group termination program within the meaning of 29 U.S.C. § 626(f)(1), (ii) any eligibility factors or time limits applicable to such group termination program, and (iii) the job title and ages of all employees terminated under the same termination program as well as the job title and ages of all employees in the same job classification or organizational unit who have not been selected.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Separation Agreement and Mutual Release as of the date first written above.

KLX ENERGY SERVICES HOLDINGS, INC.

By:
/s/ Heather Floyd
Heather Floyd		PRINT NAME:
TITLE:

STATE OF FLORIDA	)
) ss.
COUNTY OF Palm Beach	)

I HEREBY CERTIFY, that on this day, before me, an officer duly authorized in the State and County aforesaid to take acknowledgments, personally appeared to me known to be the person described in and who executed the foregoing instrument, and acknowledged to and before me that he/she executed the same. This individual is personally known to me or has produced a as identification and did take an oath.

SWORN TO AND SUBSCRIBED before me this day of , 20 .

/s/ Ann. F. Trebby
Notary Public

My Commission Expires:

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Separation Agreement and Mutual Release as of the date first written above.

KLX ENERGY SERVICES HOLDINGS, INC.

		By:	/s/ Thomas P. McCaffrey
PRINT NAME: Thomas P. McCaffrey
TITLE: President, Chief Executive Officer and Chief Financial Officer

STATE OF FLORIDA	)
) ss.
COUNTY OF	)

I HEREBY CERTIFY, that on this day, before me, an officer duly authorized in the State and County aforesaid to take acknowledgments, personally appeared to me known to be the person described in and who executed the foregoing instrument, and acknowledged to and before me that he/she executed the same. This individual is personally known to me or has produced a as identification and did take an oath.

SWORN TO AND SUBSCRIBED before me this day of , 20 .

Notary Public

My Commission Expires: